From:    Jeanne Hotchkiss            Dawn W. Dover
                              Orion Capital Corporation   Kekst & Company
                              9 Farm Springs Road         437 Madison Avenue
                              Farmington, CT  06032       New York, NY  10022
                              (860) 674-6754             (212) 593-2655


FOR IMMEDIATE RELEASE

                        ORION CAPITAL NOTES COMPLETION OF
                            GUARANTY NATIONAL MERGER

Farmington, CT (December 16, 1997) - Orion Capital Corporation (NYSE:OC) reported today that the merger between Guaranty National Corporation (previously NYSE:GNC) and an Orion subsidiary became effective as of December 16, 1997 making Guaranty National a wholly-owned subsidiary of Orion.


Orion successfully completed a tender offer to purchase all outstanding shares of the common stock of Guaranty National Corporation not held by Orion or its subsidiaries for $36 per share with over 97% of those shares having been validly tendered by December 5, 1997. The tender was conducted pursuant to an agreement entered into between Orion and Guaranty National which called for the merger after completion of the tender offer.


Orion  Capital  Corporation  is engaged in the  specialty  property and casualty
insurance   business  through   wholly-owned   subsidiaries  which  include  EBI
Companies, DPIC Companies, Connecticut Specialty Insurance Group, Wm.
H. McGee, and Guaranty National Corporation.